Exhibit 99.1

P R E S S R E L E A S E

FOR IMMEDIATE RELEASE

CONTACT:

Christopher Locke

Chief Financial Officer

Rewards Network Inc.

(312) 521-6741

Rewards Network Inc. Announces Changes to Board of Directors

Chicago, IL January 14, 2008 — Rewards Network Inc. (AMEX: IRN), a leading provider of marketing services and frequency programs to the restaurant industry, today reported that Mark R. Sotir has been appointed to the Company’s Board of Directors.

Sotir, 44, is a Managing Director of Equity Group Investments, L.L.C. (EGI), a private investment firm. Sotir began his career at The Coca-Cola Company, working in several brand management and sales capacities, including managing the $800 million Minute Maid orange juice business. From 1995 to 2003, he held various positions with the Budget Group, Inc., a $3 billion car and truck rental business with more than 13,000 employees, including President and Chief Operating Officer from 2000 to 2003. Prior to joining EGI, Sotir also served as the Chief Executive Officer of Sunburst Technology Corporation, a leading independent distributor of educational software. Sotir holds a BA in Economics from Amherst College and an MBA from Harvard Business School.

“The Board of Directors will benefit greatly from Mark’s expertise in sales, marketing and operations and, on behalf of the entire Board, I welcome him to Rewards Network,” said Don Liebentritt, the Board’s Chairman. Ron Blake, Rewards Network’s President and Chief Executive Officer, added, “I look forward to working with Mark and tapping into his expertise as we work to solidify our position as the leading marketing services provider to the restaurant industry.”

Rewards Network also announced that Nils E. Larsen has resigned from the Board of Directors.

“For many years, Nils has been a valuable advisor to the Board and management,” said Liebentritt. “The entire Board has expressed its appreciation to Nils for his outstanding service over the years.” Blake added, “On behalf of the management team, we also extend our thanks to Nils for his unceasing attention to the needs of Rewards Network.”

About Rewards Network

Rewards Network Inc. (AMEX:IRN), headquartered in Chicago, IL, powers the leading frequent dining programs in North America. Thousands of participating restaurants and other merchants benefit from the Company’s extensive email, internet and print marketing efforts; member ratings/feedback and other business intelligence; and access to capital. In conjunction with major airline frequent flyer programs and other affinity organizations, Rewards Network provides over three million members with incentives to dine at participating restaurants. These incentives include airline miles, college savings rewards, reward program points, and Cashback RewardsSM savings. For additional information about Rewards Network, visit www.rewardsnetwork.com or call 1-877-491-3463.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation or beliefs, and are subject to risks, trends and uncertainties. Actual results, performance or achievements may differ materially from those expressed or implied by the statements herein due to factors that include, but are not limited to, the following: (i) our inability to attract and retain merchants, (ii) our inability to maintain a fully-staffed sales force, (iii) our dependence on our relationships with airlines and other reward program partners for a significant number of members, (iv) the concentration of a significant amount of our rewards currency in one industry group, the airline industry, (v) our inability to attract and retain active members, (vi) our inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market, (vii) our dependence upon our relationships with payment card issuers, transaction processors, presenters and aggregators, (viii) our susceptibility to restaurant credit risk and the risk that our allowance for losses related to restaurant credit risk in connection with dining credits and RCR Loan notes may prove inadequate, (ix) our minimum purchase obligations and performance requirements, (x) changes to payment card association rules and practices, (xi) network interruptions, processing interruptions or processing errors, (xii) our susceptibility to a changing regulatory environment, (xiii) increased operating costs or loss of members due to privacy concerns of our program partners, payment card processors and the public, (xiv) the failure of our security measures, (xv) economic changes, (xvi) the loss of key personnel, (xvii) the filing of class action lawsuits in other states that are similar to the class action lawsuit in California that we settled, (xviii) increasing competition, (xix) a shift in our product mix toward Marketing Services Program that may cause revenues to decline, (xx) our inability to obtain sufficient cash for our operations or to fund the repurchase of debentures in October 2008, if necessary, and (xxi) the failure of our RCR Loan product to be successful. A more detailed description of the factors that, among others, should be considered in evaluating our outlook can be found in the company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and annual report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise, except as required by law.